EXHIBIT 10.18

NEXTDOOR, INC.
2023 INCENTIVE COMPENSATION PLAN

This Nextdoor, Inc. (“Nextdoor” or the “Company”) 2023 Incentive Compensation Plan (the “Plan”) has been established as part of Nextdoor’s overall effort to attract and retain high quality sales people and to reward those employees for meeting and exceeding the sales-related goals and objectives set by Nextdoor.

1.Term. The Plan shall be effective as of January 1, 2023 and shall continue until it is amended or terminated by Nextdoor in accordance with Section 9 below (the “Plan Period”).

2.Compensation Plan Overview. Employees who are eligible to earn incentive compensation under this Plan are “Participants.” Participants will be informed of their eligibility to earn incentive compensation under this Plan in Participant’s offer letter, or through written confirmation of their transfer into a Plan-eligible role, and upon receipt of this Plan and an individualized quarterly compensation Schedule (“Schedule”) setting forth the specific details of the Participant’s potential incentive compensation. Participant’s total potential quarterly compensation may consist of the following components:

2.1.Base Salary. Base salary is Participant’s regular monthly salary, paid in accordance with Nextdoor’s established local payroll policies and practices, and is not considered incentive compensation.

2.2.Commission. Participants may be eligible to earn commissions on sales activity (“Commissions”) at the rates set forth in the Participant’s Schedule and under the terms outlined below and in the Schedule.

2.3.MBO Bonus. Participants may be eligible to earn a quarterly performance-based reward known as a Management by Objective Bonus (a “MBO Bonus”) at the rates set forth in the Participant’s Schedule and under the terms outlined below and in the Schedule. An MBO Bonus is designed to incentivize behaviors that will drive the long-term health of Nextdoor’s business. The target and potential payout amount of the MBO Bonus, if any, will be outlined in the Participant’s Schedule. The management objectives for the quarter will be set forth in the Participant’s Schedule, and such objectives will be evaluated by Participant’s assigned manager at the end of each quarter to determine whether and to what extent the objectives were achieved. A condition of earning any quarterly MBO Bonus is that the Participant must also be employed on the applicable quarterly payout date of any MBO Bonus.

2.4.SPIFFs. Short-term or one-time bonus opportunities may be offered in connection with contests or similar short-term incentive effort (each, a “SPIFF”). SPIFFs may be announced from time to time, at Nextdoor’s discretion, and the terms will be communicated to Participants via email or similar written announcement.

This Plan, the Participant’s Schedule, and any SPIFF announcements govern the potential incentive compensation for the Participant, and constitute the entire agreement between the Company and the Participant regarding incentive compensation. In the event of any conflict between the Plan (on the one hand), and a Participant’s Schedule and/or SPIFF announcement (on the other hand), the terms of this Plan will govern.

3.Eligibility Criteria for Incentive Compensation

3.1.To be eligible to earn any Commissions under this Plan and the Schedule, Participant must:

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3.1.1.Within fifteen (15) days of receipt of the Plan and Schedule sign and return the Plan and Schedule; and

3.1.2.Otherwise adhere to and meet the terms and conditions of the Plan and Schedule.

3.2.In order to be eligible to earn any MBO Bonus under this Plan and the Schedule, Participant must:

3.2.1.Within fifteen (15) days of receipt of the Plan and Schedule, sign and return the Plan and Schedule;

3.2.2.Be an employee of Nextdoor on the day on which the MBO Bonus is paid to Participants; and

3.2.3.Otherwise adhere to and meet the terms and conditions of the Plan and Schedule.

3.3.In order to be eligible to earn a SPIFF, Participant need only accomplish the criteria set forth in the SPIFF announcement and be an employee of Nextdoor on the day on which the SPIFF is paid to Participants. No signature will be required to participate or be eligible to receive a SPIFF, though Participant may be required to utilize a record-keeping mechanism determined by Nextdoor in order to track completion of the SPIFF criteria.

Employees who do not sign the Plan and Schedule will not be Participants, and therefore, are not eligible to earn or be paid any incentive compensation under the Plan.

4.Commissions and Quotas. Commissions are incentive compensation paid based on Participant’s achievement of an individually assigned quarterly sales quota (“Sales Quota”).

4.1.Earned Commissions. To earn Commissions, Participants must fulfill all conditions to earning set forth in this Plan and in accordance with the Participant’s Schedule. Commissions are earned (“Earned Commissions”) by the Participant when the following conditions are met:
4.1.1.The Participant completes an Order Form (as defined below) for a customer of Nextdoor, which is signed by the customer and the Company;

4.1.2.There are no outstanding obligations under the Order Form;

4.1.3.The Company issues an Invoice (as defined below) to the customer related to the Order Form;

4.1.4.The Company has received full payment from the customer in accordance with the terms set forth in the applicable Order Form and Invoice, and all related contingencies are extinguished; and

4.1.5.The Company has recognized the revenue related to the Order Form and Invoice under Generally Accepted Accounting Principles (GAAP) (as applied by the Company).

Nextdoor reserves the right to pay Commissions in advance of the date upon which the Commissions are earned (see Section 5.1 below). Commission Advances (defined below) do not constitute Earned Commissions and are subject to adjustments and Clawbacks if the Commission is not earned (see Section 5.2 below).

For the purposes of this Plan, the term “Order Form” shall be defined as an insertion order, a credit card payment record, a sales agreement between Nextdoor and customer, or any other mechanism by which a sale is made by Nextdoor. For the purposes of this Plan, the term “Invoice” shall be defined as a demand
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for payment sent by Nextdoor or by a partner on behalf of Nextdoor, to a customer. For the purposes of this Plan, the term “customer” describes a prospective or existing Nextdoor paying customer, which may include advertisers, agencies, or other businesses.

4.2.Sales Quotas. A Participant who is eligible to earn Commissions will be assigned a Sales Quota in the Participant’s Schedule. A Sales Quota is an individual or team target, as applicable, and is determined for a Participant in the Company’s sole discretion based on a variety of factors, which may include past performance. The Participant’s Schedule will outline the type and amount of a Participant’s Sales Quota along with any terms, conditions, rules, designations, and provisions that apply to that Participant. Participants receive credit towards their Sales Quota for each executed Order Form that the Participant or Participant’s team (as applicable) is directly responsible for leading and obtaining as set forth in Participants' schedules, and for which an Invoice has been generated, as determined in good faith by the Company. Sale Quotas are individualized and may vary at the Company’s discretion. The Company reserves the right to adjust, amend or modify Sales Quotas at any time at the Company’s sole discretion. Any such adjustments will be prospective in nature, and will not cause or result in a forfeiture of Earned Commissions.

4.3.Commission Rates. A Participant’s specific Commission rate is set forth in the Schedule. The Company reserves the right to adjust the Commission rate at any time in its sole discretion, with or without advance notice. Any such adjustment will be prospective in nature, and will not cause or result in a forfeiture of Earned Commissions.

4.4.Payment of Commissions. A Participant’s Sales Quota achievement and achievement toward Participant’s MBO Bonus are measured on a quarterly basis. Quarterly Commission payments are typically calculated within sixty (60) days following the end of each calendar quarter. As a general rule, payments of Commissions are made to Participants as either a Commission Advance or Earned Commission within sixty (60) days following the end of each calendar quarter, so long as Commissions can be reasonably calculated as of that date. The timing of payment may depend on the jurisdiction, or as otherwise required by law. To ensure timely payments, Participants must enter all appropriate information fully and accurately in accordance with procedures established by Nextdoor. All amounts paid pursuant to this Plan are subject to deduction for all applicable taxes and other required or authorized withholdings.

5.Commission Advances and Clawback.

5.1.Commission Advances. Commissions paid as an unearned advance following the end of each calendar quarter are generally made on the assumption that revenue will be collected by Nextdoor. Any payment of Commissions made to a Participant prior to the date that all requirements of Section 4.1 have been met (e.g., the Company has not yet received payment from the customer) is an advance (each, a “Commission Advance”) against expected Commissions earnings. Any Commission Advance will be paid in accordance with Section 4.4 above, unless the Participant’s employment with the Company has terminated for any reason (or the Participant has notified the Company of the Participant’s intention to resign) on or before that date, in which case no Commission Advance will be paid.

5.2.Adjustments/Clawbacks for Advanced but Unearned Commissions. If an Order Form is subsequently canceled, full payment is not received from the customer and the Company deems the amount to be uncollectible in accordance with its internal policies and procedures and writes such amount off the books as bad debt, or if any other condition in Section 4.1 above is not achieved, any unearned Commission Advances shall be deducted from future Commission Advances or Earned Commissions of the Participant, to the fullest extent permitted by applicable law (“Clawbacks”), at the Company’s sole discretion. In no event will any Clawback be made against a Participant’s base salary. Upon termination of employment, the Participant agrees (i) to return any Commission Advances for which no offset is possible to the Company within
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ten (10) days of such termination of employment; and (ii) to sign any documents necessary to deduct Commission Advances or other advances of unearned wages from the employee’s final paycheck as may be requested by the Company, to the maximum extent permitted by law. Clawbacks can be applied in the Company's discretion to any unearned payments to Participants.

For example, in Q1 a Participant has a Sales Quota of $1M, and makes sales during Q1 of $1M. Participant’s Q1 sales include Customer X, whose Invoice totaled $500,000. At the end of Q1, Nextdoor received payments equal to $500,000 from sales made by Participant, but the amount attributable to Customer X ($500,000) had not yet been collected by Nextdoor. Therefore, Participant received a Commission Advance based on the Company X’s Invoice of $500,000 and Earned Commission based on the remaining $500,000 of sales made and collected during Q1. After the Commission Advance is paid to Participant, Customer X fails to pay $350,000 of the $500,000 due to the Company and Company writes the amount off the books as bad debt. Therefore, in Q3, the Company will deduct the Commission Advance based on $350,000 attributable to the Company’s X’s Invoice from Participant’s Commissions for Q3. The deduction will result in a reduced Commission to the Participant in Q3, when the Clawback is applied.

6.Disqualification; Business Ethics; No Side Letters. Nextdoor is committed to maintaining the highest ethical and business standards. Any fraud, misrepresentation or other malfeasance committed or aided by a Participant in connection with an Order Form or otherwise in connection with this Plan will be considered a serious violation of the Participant’s professional duties, and may render the Participant disqualified from eligibility for participation in the Plan and/or ineligible to earn any or all Commissions, MBO Bonus or SPIFF bonus that the Participant would otherwise have been eligible for with respect to such Order Form and may be considered grounds for immediate termination of employment, to the fullest extent allowed by law. Such unethical acts include but are not limited to the following:

6.1.Proposing or entering into any unauthorized “side letter” or into any other understanding with a customer that is not reflected in a written contract signed by an authorized representative of Nextdoor and delivered to Nextdoor’s legal department;

6.2.Making false statements or claims (e.g., knowingly misrepresenting facts to Nextdoor personnel, customers, or third parties with the intent to induce action or inaction, or reliance on the deception);

6.3.Offering or providing bribes or kickbacks;

6.4.Misusing Nextdoor’s, a customer’s, or partner’s confidential information;

6.5.Falsifying records or documents; or

6.6.Failure to follow established Nextdoor policies, including sales policies and procedures set forth in this Plan or communicated to you in writing by Nextdoor legal, human resources, sales operations, or finance departments, any approval matrix issued in writing by Nextdoor.

7.Leaves of Absences and Transfers. A Participant on an approved leave of absence who performed work for the Company during the Plan Period will be eligible to receive Commissions attributable to Participant’s sales activity prior to the date the leave commences, which will be paid pursuant to the timing set forth in Section 4. A Participant’s Sales Quota may be adjusted at the Company's discretion to reflect a leave of absence, subject to any legal requirements. Participants who are promoted or transferred into another Company position in which they are no longer a Participant under this Plan will be eligible to receive Commissions attributable to sales activity by that Participant as of the effective transfer date. An employee who remains a Participant but receives a new Schedule will be eligible to receive Commissions based on the old Schedule through the effective date of the new Schedule and will be eligible to receive Commissions based on the new Schedule from the effective date of the new Schedule.

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8.Employment Relationship; Termination of Employment.

8.1.No Guarantee of Employment. Participant acknowledges and understands that this Plan does not establish employment for any definite term and does not alter the at-will nature of Participant’s employment relationship.

8.2.Termination of Employment. A Participant whose employment with the Company terminates (for any reason) shall only be entitled to payment of Earned Commissions that are earned per Section 4.1 above as of the date of termination. Such Earned Commissions shall be paid in accordance with Section 4.4 unless otherwise required by applicable law. Because continued employment is a condition of earning a MBO Bonus or SPIFF award, a Participant will not be eligible to earn either if their employment ends before the payout date.

8.3.No Additional Commissions. Except for Participant’s Base Salary, Participant shall not be entitled to any compensation of any kind relating to sales or potential sales not specifically provided for in this Plan.

9.Amendment or Termination of Plan. Nextdoor reserves and retains the right to modify, rescind or terminate this Plan, in whole or in part, at its sole discretion upon not less than ten (10) days prior written notice to Participants. Further, Nextdoor does not have any obligation under this Plan or otherwise to adopt this or any other compensation plan in the future. In the event of any amendments or modifications to the Plan, and if requested by Nextdoor, a Participant must execute an additional acknowledgment of such modifications or amendments to remain a Participant.

10.Entire Agreement. This Plan, the Schedule and any SPIFF announcements together contain the entire understanding between a Participant and Nextdoor concerning the terms and conditions described herein and therein. Any prior understanding, representations, plans or agreements (including the 2019 Incentive Compensation Plan), whether oral or written, are superseded and replaced by this Plan. If any of the terms of this Plan expressly conﬂict with mandatory provisions of applicable law, such applicable law shall supersede the conﬂicting terms of this Plan.

Please sign below to acknowledge your receipt, review and acceptance of this Plan document.

Acknowledged and Agreed to by Participant:

Signature: _______________________________________
Print Name: _____________________________________
Date: ____________________________________________

2023 Incentive Compensation Plan